Exhibit 99.1
PRESS RELEASE
For Immediate Release
Atlantic BancGroup, Inc. announces second quarter 2009 results.

JACKSONVILLE BEACH, FLORIDA, August 7, 2009

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announces second quarter 2009 results.

We reported consolidated net income of $65,000 for the quarter ended June 30, 2009, after four consecutive quarters of losses stemming from the depressed real estate market and the effects of local, state, and national economic trends. We achieved these results despite absorbing increased FDIC insurance premium assessments of $230,000 during the quarter, with $130,000 as a special FDIC assessment.  The consolidated net income for the quarter ended June 30, 2009, increased $267,000, or 132.2%, from the consolidated net loss of $202,000 in the same period of 2008.  Fully diluted earnings per share for the three months ended June 30, 2009, totaled $0.05 as compared with a loss of $0.16 for the same period of 2008.

Other noteworthy improvements since the end of 2008 included reductions in foreclosed assets from $3.5 million at December 31, 2008, to $2.3 million at June 30, 2009, a decrease of 34%.  Total nonperforming, classified, and foreclosed assets decreased $2.8 million, or 9%, over the same period.  During this period, we raised our allowance for loan and lease losses from 1.93% to 2.0% of total loans outstanding, and total risk-based capital from 10.25% to 10.47%.  Our total exposure to construction, land development, and other land loans declined from $39.1 million to $33.1 million, a decrease of 15%.

Consolidated total assets at June 30, 2009, reached $302.8 million, an increase of 14.6% over June 30, 2008.  Consolidated deposits and consolidated net loans grew 22.5% and 1.1%, respectively, over the same period, with consolidated deposits at $268.5 million and consolidated net loans at $203.8 million at June 30, 2009.

Atlantic BancGroup, Inc. is a publicly traded holding company, trading on the NASDAQ Capital Market, symbol ATBC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Atlantic BancGroup, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Atlantic BancGroup, Inc.’s financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Atlantic BancGroup, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.